                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                          AMERICAN QUANTUM CYCLES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   02914P-10-5
                              --------------------
                                 (CUSIP Number)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

 X  Rule 13d-1(c)
---

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 6 Pages

                                                    SCHEDULE 13G

CUSIP No.   02914-P-10-5                                Page  2  of   6   Pages
           --------------                                    ---    -----

--------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Norbert Zeelander
         S.S.#  ###-##-####
                -----------
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                   (a)   (X)
                                                                   (b)   ( )
--------------------------------------------------------------------------------
(3)      SEC USE ONLY

--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


                                     U.S.A.
--------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER

                                                         38,000 shares
                                            ------------------------------------
                                            (6)      SHARED VOTING POWER
            NUMBER
           OF SHARES                        ------------------------------------
         BENEFICIALLY                       (7)      SOLE DISPOSITIVE POWER
         OWNED BY EACH
           REPORTING                                     38,000 shares
             PERSON                         ------------------------------------
             WITH                           (8)      SHARED DISPOSITIVE POWER

                                            ------------------------------------
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  38,000 shares
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                            ( )

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .6%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No.  02914-P-10-5                                 Page  3  of   6   Pages
           ------------                                      ---    -----

--------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mathers Associates
         EIN  23-2629222
              ----------
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     (a)   (X)
                                                                     (b)   ( )

--------------------------------------------------------------------------------
(3)      SEC USE ONLY

--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                              U.S.A. (Pennsylvania)
--------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER

                                                        670,000 shares
                                            ------------------------------------
                                            (6)      SHARED VOTING POWER
            NUMBER
           OF SHARES                        ------------------------------------
         BENEFICIALLY                       (7)      SOLE DISPOSITIVE POWER
         OWNED BY EACH
           REPORTING                                    670,000 shares
             PERSON                         ------------------------------------
             WITH                           (8)      SHARED DISPOSITIVE POWER

                                            ------------------------------------
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 670,000 shares
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                              ( )

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                     11.6%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*


                                       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 02914-P-10-5                                 Page  4   of  6   Pages
          ------------                                      ----    ----

--------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susquehana Holdings Corp.
         EIN    ###-##-####
                -----------
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     (a)   (X)
                                                                     (b)   ( )

--------------------------------------------------------------------------------
(3)      SEC USE ONLY

--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A. (Delaware)
--------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER

                                                        359,000 shares
                                            ------------------------------------
                                            (6)      SHARED VOTING POWER
            NUMBER
           OF SHARES                        ------------------------------------
         BENEFICIALLY                       (7)      SOLE DISPOSITIVE POWER
         OWNED BY EACH
           REPORTING                                    359,000 shares
             PERSON                         ------------------------------------
             WITH                           (8)      SHARED DISPOSITIVE POWER

                                            ------------------------------------
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 359,000 shares
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                              ( )

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                      6.2%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*


                                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02914-P-10-5                                Page  5  of   6   Pages
          ------------                                     ---    -----


Item 1  (a)      Name of Issuer

                          American Quantum Cycles, Inc.

Item 1  (b)      Address of Issuer's Principal Executive Offices

                     731 Washburn Road, Melbourne, FL 32934

Item 2  (a)      Name of Person Filing

                 (i)      Norbert Zeelander
                 (ii)     Mathers Associates
                 (iii)    Susquehana Holdings Corp.

Item 2  (b)      Address of Principal Business Office or, if none, Residence

                 (i)      230 Mathers Road, Ambler, PA  19002
                 (ii)     same
                 (iii)    same

Item 2  (c)      Citizenship:
                 (i)      U.S.A.
                 (ii)     U.S.A. (Pennsylvania)
                 (iii)    U.S.A. (Delaware)

Item 2  (d)      Title of Class of Securities:

                          Common Stock, $.001 par value

Item 2  (e)      CUSIP Number: 02914-P-10-5
                                ------------

Item 3  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c):
        Not applicable

Item 4  Ownership

        (a) Amount Beneficially Owned (aggregate for Group): 1,067,584 Shares

        (b) Percent of Class (aggregate for Group):               18.5%

        (c) Cover Page items (5) - (9) and (11) are incorporated by reference. Norbert Zeelander (i) is the sole shareholder of Susquehana Holding Corp., (ii) is the sole general partner of Mathers Associates, and (iii) has an approximately 11% beneficial interest in Mathers Associates.

CUSIP No. 02914-P-10-5                                   Page  6  of  6  Pages
          ------------                                        ---    ---


Item 5  Ownership of Five Percent or Less of a Class

                                 Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not applicable

Item 8  Identification and Classification of Members of a Group

                                 Not applicable

Item 9  Notice of Dissolution of Group

                                 Not applicable

Item 10 Certification

                                     Insert


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


         January 4, 1999                      /s/ Norbert Zeelander
         ---------------                      ----------------------------------
         Date                                 Signature

                                              Norbert Zeelander
                                              ----------------------------------
                                              Name/Title

                                              MATHERS ASSOCIATES

                                     By:      /s/ Norbert Zeelander
                                              ----------------------------------
                                              Norbert Zeelander, General Partner

                                              SUSQUEHANA HOLDINGS CORP.

                                     By:      /s/ Norbert Zeelander
                                              ----------------------------------
                                              Norbert Zeelander, President